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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 AMENDMENT NO. 1

                    Under the Securities Exchange Act of 1934


                             CAPITAL AUTOMOTIVE REIT
                                (Name of Issuer)

                      COMMON SHARES OF BENEFICIAL INTEREST
                         (Title of Class of Securities)

                                   139733-10-9
                                 (CUSIP Number)

                                December 5, 2001
             (Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [_]       Rule 13d-1(b)
            [X]       Rule 13d-1(c)
            [_]       Rule 13d-1(d)


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   CUSIP No.  139733-10-9

1.          Name of Reporting Person

            John J. Pohanka

2.          (a)
            (b)     X

3.          SEC Use Only

4.          Citizenship or Place of Organization

            United States of America

Number of             5.         Sole Voting Power: 0
Shares
Beneficially          6.         Shared Voting Power: 0
Owned
by Each               7.         Sole Dispositive Power: 6,667
Reporting
Person With:          8.         Shared Dispositive Power: 0

9.          Aggregate Amount Beneficially Owned by Each Reporting Person:
            1,411,018

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.         Percent of Class Represented by Amount in Row (9): 6.29%

12.         Type of Reporting Person:

            IN

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CUSIP No.  139733-10-9

1.          Name of Reporting Person

            Pohanka Grandchildren Trust

2.          (a)
            (b)       X

3.          SEC Use Only

4.          Citizenship or Place of Organization

            Maryland

Number of             5.         Sole Voting Power: 5,250
Shares
Beneficially          6.         Shared Voting Power: 0
Owned
by Each               7.         Sole Dispositive Power: 5,250
Reporting
Person With:          8.         Shared Dispositive Power: 0

9.          Aggregate Amount Beneficially Owned by Each Reporting Person:
            1,411,018

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.         Percent of Class Represented by Amount in Row (9): 6.29%

12.         Type of Reporting Person:

            OO

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CUSIP No.  139733-10-9

1.          Name of Reporting Person

            Pohanka Properties, Inc.

2.          (a)
            (b)       X

3.          SEC Use Only

4.          Citizenship or Place of Organization

            Delaware

Number of             5.         Sole Voting Power: 616,239
Shares
Beneficially          6.         Shared Voting Power: 0
Owned
by Each               7.         Sole Dispositive Power: 616,239
Reporting
Person With:          8.         Shared Dispositive Power: 774,462

9.          Aggregate Amount Beneficially Owned by Each Reporting Person:
            1,411,018

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.         Percent of Class Represented by Amount in Row (9): 6.29%

12.         Type of Reporting Person:

            CO

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CUSIP No.  139733-10-9

1.          Name of Reporting Person

            Pohanka Imports, Inc.

2.          (a)
            (b)       X

3.          SEC Use Only

4.          Citizenship or Place of Organization

            Maryland

Number of             5.         Sole Voting Power: 8,400
Shares
Beneficially          6.         Shared Voting Power: 0
Owned
by Each               7.         Sole Dispositive Power: 8,400
Reporting
Person With:          8.         Shared Dispositive Power: 0

9.          Aggregate Amount Beneficially Owned by Each Reporting Person:
            1,411,018

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.         Percent of Class Represented by Amount in Row (9): 6.29%

12.         Type of Reporting Person:

            CO

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Item 1

                (a)   Name of Issuer

                CAPITAL AUTOMOTIVE REIT

                (b)   Address of Issuer's Principal Executive Offices:
                1420 Spring Hill Road, Suite 525, McLean, Virginia  22102

Item 2

                (a)   Names of Persons Filing

                Item 1 on each of Pages 2 through 5 is incorporated herein by reference.

                (b) Address of Principal Business Office or, if none, Residence 4601 St. Barnabas Road, Marlow Heights, Maryland 20748

                (c)   Citizenship

                Item 4 on each of Pages 2 through 5 is incorporated herein by reference.

                (d)   Title of Class of Securities

                Common Shares of Beneficial Interest

                (e)   CUSIP Number

                139733-10-9

Item 3

                Not Applicable

Item 4     Ownership

                Items 5 through 9 and 11 on each of Pages 2 through 5 are incorporated herein by reference.

Item 5     Ownership of Five Percent or Less of a Class

                Not applicable.





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Item 6     Ownership of More Than Five Percent on Behalf of Another Person

                Not Applicable

Item 7     Identification and Classification of the Subsidiary Which Acquired
                the Security Being Reported on By the Parent Holding Company

                Not Applicable

Item 8     Identification and Classification of Members of the Group

                Item 1 on each of Pages 2 through 5 is incorporated herein by reference.

Item 9     Notice of Dissolution of Group

                Not Applicable

Item 10    Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                In accordance with Rule 13d-4 of the Securities Exchange Act of 1934 (the "Exchange Act"), each of the persons filing this statement expressly declares that the filing of this statement shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement. There are no contracts, arrangements, or understandings with respect to the voting or disposition of the securities covered by this statement. Decisions respecting the disposition and/or voting of the securities covered by this statement reside in the respective individuals and the directors and officers and trustees of the entities that are reporting persons. However, the reporting persons are related in the following manner: John J. Pohanka is the president of Pohanka Properties, Inc., the president of Pohanka Imports, Inc. and the trustee of Pohanka Grandchildren Trust. The reporting persons' respective holdings have been aggregated solely for purposes of making the calculations required by this statement.

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                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:      January 3, 2002                    /s/ John J. Pohanka
                                               John J. Pohanka

Dated:      January 3, 2002                    /s/ Pohanka Grandchildren Trust
                                               John J. Pohanka, Trustee


Dated:      January 3, 2002                    Pohanka Properties, Inc.


                                               By: /s/ John J. Pohanka
                                               John J. Pohanka
                                               President

Dated:      January 3, 2002                    Pohanka Imports, Inc.


                                               By: /s/ John J. Pohanka
                                               John J. Pohanka
                                               President

                                   Page 8 of 8